Exhibit 99.1

VirTra Appoints Danielle Diaz as Chief Financial Officer

CHANDLER, Ariz. — August 26, 2022 — VirTra, Inc. (NASDAQ: VTSI) (“VirTra”), a global provider of judgmental use of force training simulators and firearms training simulators for the law enforcement and military markets, has appointed Danielle Diaz as chief financial officer, effective, August 24, 2022. Danielle Diaz replaces chief accounting officer Marsha J. Foxx, who has departed the company. Foxx’s departure was not the result of any disagreement with VirTra on any matters relating to its accounting practices or policies.

Diaz brings over 20 years of experience in financial and operating functions, including extensive experience as a chief financial officer. Throughout her career, she has held numerous accounting and financial leadership positions across different industries, including manufacturing and technology. Prior to VirTra, she held the role of chief financial officer at both F&B manufacturing, an industry leading manufacturer specializing in complex sheet metal fabrication of customer designed products, and Lorts Manufacturing, a custom furniture manufacturer. She also was a senior finance officer for Common Spirit, one of the largest nonprofit health systems in the U.S. and was most recently the chief financial officer for Bakersfield Heart Hospital. Diaz holds a Bachelor of Science in Accounting and Master of Business Management from the University of Phoenix. She was recently 1 of 18 selected nationally for the Harvard Business School Leadership Development Program currently underway.

“Danielle brings two decades of senior level financial experience and executive leadership to VirTra that will prove invaluable for our organization,” said John Givens, co-CEO of VirTra. “We expect her extensive experience as a CFO, coupled with her excellent leadership abilities and business acumen, will allow her to hit the ground running in her new role. On behalf of the entire VirTra team, I would like to thank Marsha for her time and contribution to the Company, including overseeing our ERP system integration and recent financial filings.”

Diaz commented: “I am grateful for the opportunity to join VirTra at such an exciting time in the Company’s growth trajectory. I look forward to working alongside all the departments to bring my experience and knowledge to VirTra as it continues to scale to provide better training for even more customers.”

About VirTra

VirTra (NASDAQ: VTSI) is a global provider of judgmental use of force training simulators and firearms training simulators for the law enforcement, military, educational and commercial markets. The company’s patented technologies, software, and scenarios provide intense training for de-escalation, judgmental use-of-force, marksmanship, and related training that mimics real-world situations. VirTra’s mission is to save and improve lives worldwide through practical and highly effective virtual reality and simulator technology. Learn more about the company at www.VirTra.com.

Investor Relations Contact:

Matt Glover or Jeff Grampp

VTSI@gatewayir.com

949-574-3860